UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM  8-K
                               CURRENT  REPORT


        Pursuant to Section 13 or 15(d) of the Securities Exchange Act


                                April 18, 2000
                               ----------------
                                Date of Report
                      (Date of Earliest Event Reported)


                      COMPUTERIZED THERMAL IMAGING, INC.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


     Nevada                       000-23955               87-0458721
----------------------------    --------------------     -----------------
(State or other jurisdiction    Commission File No.     (IRS Employer ID No.)
  of incorporation)


                    476 HERITAGE PARK BOULEVARD, SUITE 210
                              LAYTON, UTAH 84041
              --------------------------------------------------
                   (Address of principal executive offices)


                                (801) 776-4700
                           ------------------------
                       (Registrant's telephone number)


                                Not Applicable
                           ------------------------
           (Former Name and Address of Principal Executive Offices)



Item 2.     Acquisition of assets.

On April 4, 2000, we signed a Memorandum of Agreement (the "MOA") to acquire up to 100 percent of the outstanding common stock of Bales Scientific, Inc. ("Bales"), a leading supplier of high-speed, high-resolution thermal imaging equipment, for a total purchase price of $11.1 million (subject to a working capital adjustment). The deal was closed on April 18, 2000 wherein we acquired 100% of Bales including inventory, equipment, order backlog and all intellectual property and rights. The purchase price was determined through negotiations between us and the selling shareholders of Bales, although no appraisal was done. It is anticipated that the acquisition will be accounted for as a "purchase" under the equity method of accounting.

Bales, founded in 1977, designs, manufactures, and sells high-resolution, dynamic, digital infrared-imaging workstations and related products for both medical and industrial applications. Medical applications for Bales products include imaging of circulatory, neurological and soft tissue abnormalities, including work in the area of breast cancer. Its recently introduced Photonic Stimulators are used to increase blood flow and circulation in the treatment of chronic pain. Industrial applications include non-destructive inspection of aging aircraft, electronics, composites, metals and other advanced materials as well as breakthroughs in the area of inspection of turbine blades for large power generation equipment.

Pursuant to the deal, the total purchase price of $11.1 million comprised a $500,000 nonrefundable commitment fee, $5.1 million cash, and $5.5 million of our common stock as determined from the listed bid price on the last business day prior to closing, or 709,677 shares at a price of $7.75 per share. The purchase price is subject to a working capital adjustment to be determined within 30 days of closing. Cashed needed to consummate the deal was provided by funds derived from our recently concluded private placements.

In connection with the deal, Maurice Bales, previous majority-shareholder of Bales and noted authority in thermal imaging technology, entered into a three-year employment contract with us to provide expertise and services to further develop our thermal imaging technology and integrate Bales' technology into our products. In addition to his normal compensation, Mr. Bales will be granted options to acquire 100,000 shares of the Company's common stock during each year of his employment at a purchase price equal to the listed bid price of such shares on the business day immediately preceding the granting of such options. The first 100,000 options were granted upon closing the deal and each additional 100,000 options will be granted upon each subsequent anniversary date of his employment. In connection with the Employment Agreement, we are required to pay Mr. Bales royalties of $250 upon the sales of some of our products. We believe that this royalty burden will not exceed 4 percent for any specific sale and could be less.

In connection with the acquisition, we also entered into a three-year office lease agreement with Mr. Bales that provides for monthly lease payments to him, subject to annual cost-of-living adjustments, of $7,500.

Common stock issued pursuant to the deal is restricted and cannot be resold without registration under applicable federal and state laws. We intend to include common stock issued in connection with the deal and common stock underlying the options granted in our registration statement to be filed prior to July 1, 2000.


Item 7.     Financial Statements and Exhibits

(a)     Financial statements of business acquired.

Due to the fact that Bales was closely-held, audited financial statements, as required by Item 310(c) of Regulation S-B, are not available for presentation herein. Paragraph (a)(4) of Item 7 of Form 8-K allows for an automatic 60-day extension of time to provide the required financial statements noted above. We will undertake to provide the required financial statements prior to July 3, 2000.

(b)     Proforma financial information.

As noted under paragraph (a) above, the proforma financial statements required by Item 310(d) Regulation S-B will be provided at such time as the required financial statements noted in (a) above become available.

(c)     Exhibits.  The following exhibits are filed herewith:

        2.1 Memorandum of Agreement dated April 4, 2000 between Computerized Thermal Imaging, Inc., Maurice J. Bales and Maurice J. Bales and Marianne J. Bales, Trustees.
        4.1 Stock Option Agreement between Computerized Thermal Imaging, Inc. and Maurice J. Bales dated April 17, 2000.
        10.1    Acknowledgement of Entitlement to Stock dated April 17, 2000.
        10.2 Stock Subscription Agreement between Computerized Thermal Imaging, Inc. and Maurice J. and Marianne J. Bales as Trustees of the Maurice J. and Marianne J. Bales Trust dated April 18, 2000.
        10.3    Omitted Stock Subscription Agreements.
        10.4 Employment and Royalty Agreement between Computerized Thermal Imaging, Inc. and Maurice J. Bales dated April 17, 2000.
        10.5    Building Lease Agreement between Computerized Thermal
                Imaging, Inc. and Maurice J. and Marianne J. Bales Trust dated April 17, 2000.


SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTERIZED THERMAL IMAGING, INC.

Date: 4/27/2000                         By: /s/ Kevin L. Packard
-------------------                         -----------------------------
                                            Kevin L. Packard
                                            Chief Financial Officer